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NexCen Brands Completes
Amendment to 2007 10-K

No Material Changes to 2007 Financial Statements

Company Provides Update on
 Strategic Plan, 2008 10-K and 2009 10-Q’s

NEW YORK – August 11, 2009 – NexCen Brands, Inc. (PINK SHEETS: NEXC.PK) today announced that it has completed an amendment of its 2007 10-K, including restated 2007 audited financial statements, and has filed an amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007 with the Securities and Exchange Commission.

Amendment to 2007 10-K

The Company’s corrections to its original 2007 financial statements are not material either individually or in the aggregate.  Further, the Company’s net loss per share for fiscal year 2007 remains unchanged.  The aggregate effect of the restatement on the Company’s Consolidated Statements of Operations for the year-ended December 31, 2007 is as follows:

▪	An increase in total revenues of $0.3 million to $34.6 million. The Company previously reported revenues of $34.3 million.

▪	An increase in total operating expenses of $0.5 million to $32.6 million. The Company previously reported total operating expenses of $32.1 million.

▪	An increase in net loss of $0.2 million[1], or 4.7%, to $4.9 million[1]. The Company previously reported a net loss of $4.6 million[1].

▪	Net loss per share remains unchanged at $0.09 per share.

1 The difference of $0.1 million between the increase in net loss and the change from previously reported net loss is due to rounding.

The amended 2007 10-K also details several immaterial adjustments to the Company’s Consolidated Balance Sheet and Consolidated Statement of Cash Flows, each as of December 31, 2007.

The Company also concluded that there was substantial doubt about its ability to continue as a going concern as of December 31, 2007, although its Audited Consolidated Financial Statements included in the amended 2007 10-K have been prepared assuming that NexCen will continue as a going concern, consistent with U.S. generally accepted accounting principles.

NexCen undertook a number of steps in 2008, including completing an independent investigation, restructuring its debt facility, instituting significant changes in management, disposing of non-core assets, including its two licensing businesses, and remediating certain internal control weaknesses.  Additionally, in order to ensure proper consideration in its amended 2007 10-K of all events subsequent to December 31, 2007, the Company first completed the procedures necessary to substantially finalize its 2008 financial statements before finalizing the 2007 financial statements and filing the amended 2007 10-K. The substantial number of events that have transpired since the Company originally filed its 2007 10-K in March 2008 contributed to the complexity of the Company’s amendment and restatement process and substantially increased the amount of time needed to complete the amendment of the 2007 10-K.  In addition to the restated financial statements, the amended 2007 10-K includes substantially revised disclosures about the Company’s business to reflect the changes that have occurred since December 31, 2007.

Kenneth J. Hall, Chief Executive Officer of NexCen Brands, Inc., stated, “We are extremely pleased to have filed our amended 2007 10-K with the SEC.  Importantly, the amended 2007 10-K does not contain any material adjustments to our previously reported 2007 financial results.  I appreciate the dedication and the steadfast efforts of our entire team in accomplishing this critical goal.  Completing this filing is a significant step toward becoming current with our financial reporting obligations.  At the same time, we continue to make solid progress on our strategic plan to strengthen our organization and business.”

Strategic Plan Update

Over the course of 2008, the Company completed the first phase of its two-phase strategic plan addressing financial and operational challenges that it faced in the following four ways: (1) divested the Company’s non-core businesses; (2) enhanced the Company’s cash flow, including by reducing operating expenses; (3) improved corporate infrastructure and certain internal controls; and (4) executed on initiatives to grow the franchised brands.

The second phase of the Company’s strategic plan is being implemented throughout 2009.  Specifically, the Company seeks to drive revenue growth by: (1) strengthening each of NexCen’s seven franchised brands; (2) completing the integration of the franchised brands, which were acquired in late 2006 through early 2008, into the NexCen Franchise Management operating infrastructure; (3) enhancing the profitability of NexCen franchisees; and (4) leveraging NexCen University, the Company’s franchising platform, based in Norcross, Georgia.

NexCen also is continuing to strengthen its financial condition.  As previously announced, on August 6, 2009 the Company repaid $5.0 million of its credit facility, reducing interest expense going forward by $0.4 million on an annualized basis.  Even before the recent pay down of debt, the Company realized significant reductions in monthly cash interest expense due to decreases in the outstanding amount of debt and effective interest rates.  The average monthly cash interest expense was approximately $0.7 and $0.6 million in the first and second quarters of 2009, respectively, as compared to average monthly cash interest expense of $1.0 million in the fourth quarter of 2008.  The Company’s average effective interest rate for its credit facility (excluding amortized finance costs) was 6.7% and 6.4% in the first and second quarters of 2009, respectively, as compared to an average rate of 8.6% in the fourth quarter of 2008.  These changes in the effective interest rate reflect an amendment to the bank credit facility in early 2009 that reduced the fixed interest rate applicable to a portion of the debt and a decrease in the London Interbank Offered Rate (LIBOR), which affects the variable rates applicable to other portions of the debt.  Cash on hand at June 30, 2009 was approximately $8 million, remaining consistent with cash on hand on December 31, 2008 and March 31, 2009, respectively.

Mr. Hall concluded, “Throughout 2008 we faced significant challenges within our business, as well as in the macro economy.  Our management team has spent a substantial amount of time, energy and resources to address these issues within NexCen, and we have undertaken a number of transforming steps to improve the Company’s business strategy, corporate infrastructure and financial condition.  We look forward to further improving our business and continuing to execute our business strategy for the global management and expansion of our seven franchise brands.”

2008 10-K and 2009 10-Q’s

The Company anticipates being able to file by September 22, 2009 a comprehensive Annual Report on Form 10-K for the year ended December 31, 2008, which will include consolidated financial statements for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, and its Quarterly Report on Form 10-Q for the quarter ending March 31, 2009.  Following those filings, the Company expects to file as soon as possible its Quarterly Report on Form 10-Q for the quarter ending June 30, 2009, then file its reports for subsequent periods in compliance with SEC filing deadlines.

Conference Call Information

The Company will be holding a conference call today at 5:00 pm ET to review its amended results from the fiscal year ended December 31, 2007.  The conference call may be accessed by dialing 800-944-8766 or 317-713-0002, access code: 27689.  A replay of the call will be available through August 31, 2009, by dialing 800-281-6782, access code: 154227.  The broadcast will be available through the ‘Investor Relations’ link at http://www.nexcenbrands.com/ and will be archived online shortly after the conference call until August 31, 2009.

The Company’s amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007 is available on the Company’s website at http://www.nexcenbrands.com, under the “Investor Relations” tab, or through the SEC’s website at http://www.sec.gov.

About NexCen Brands, Inc.

NexCen Brands, Inc. is a strategic brand management company with a focus on franchising. It owns a portfolio of franchise brands that includes two retail franchise concepts: TAF™ and Shoebox New York®, as well as five quick service restaurant (QSR) franchise concepts: Great American Cookies®, MaggieMoo's®, Marble Slab Creamery®, Pretzelmaker® and Pretzel Time®. The brands are managed by NexCen Franchise Management, Inc., a subsidiary of NexCen Brands.

Forward-Looking Statement Disclosure
This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include those regarding the expected timing for filing additional SEC reports, expectations for the future performance of our brands and expectations regarding the impact of recent developments on our business.  When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties.  They are not guarantees of future performance or results.  The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.  Factors that could cause or contribute to such differences include: (1) the Company’s efforts to focus on the franchise business as its core business may not be successful and may not improve the performance of the Company; (2) economic conditions may deteriorate in international and domestic markets, which could negatively impact the Company’s business and financial performance, (3) our inability to file our financial reports within the prescribed timeframes and the failure to hold an annual meeting of stockholders for the fiscal year ended December 31, 2007 may subject us to governmental investigations or third-party claims, (4) continued delays in our compliance with the Securities and Exchange Commission’s filing requirements may negatively impact the Company, (5) increases in LIBOR, which affects the interest rate on approximately 62% of the debt outstanding under our current bank credit facility, will increase our interest expenses, (6) the substantial debt service obligations and extensive covenants in our current bank credit facility may restrict our ability to respond to changing market conditions, and (7) other factors discussed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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